Exhibit 99.1

Bank Notes

OFFICER APPOINTMENTS

Jeffrey (Jeff) M. Thompson joined The Palmetto Bank as senior vice president, regional executive, Laurens. A native of Laurens, Thompson is a graduate of Presbyterian College and the South Carolina Bankers School. He has 17 years banking experience in business development and commercial lending.

Michelle R. (Renee) Smith joined The Palmetto Bank as branch manager and loan officer, Blacksburg. She is a graduate of the University of North Carolina, Chapel Hill. Smith brings 13 years experience in the banking industry.

Brandi H. Anderson joined The Palmetto Bank as the Other Real Estate Owned manager in the Special Assets Department. She received a Bachelor of Arts degree from the University of South Carolina. Anderson brings 10 years banking experience to her position at The Palmetto Bank, including more than 7 years experience in credit risk management and problem asset workout.

Colin M. Griffin joined The Palmetto Bank as an Asset Manager in the Special Assets Department. Griffin received a Bachelor of Science degree in Economics from Clemson University and is attending the South Carolina Bankers School. Griffin has three years banking experience as a credit analyst and is also focused on accelerating the disposition of problem assets.

Michelle Simmons joined The Palmetto Bank as Accounting Analyst in the Finance Department. Simmons received a Bachelor of Science degree in Business Administration from USC-Upstate and a Masters of Professional Accountancy from Clemson University. Simmons brings five years of public accounting and banking experience to The Palmetto Bank.

PALMETTO BANK EXECUTIVE RETIRES AFTER 32 YEARS OF SERVICE

Thomas (Tom) K. Hardy executive vice president, Laurens County, retired from The Palmetto Bank on December 30, 2009. Tom joined The Palmetto Bank in 1977 and has held various management positions including senior vice president, regional executive, Laurens County. Tom has had a tremendous influence on the bank and its success in Laurens County and he will be greatly missed.

PATTERSON MAKES THE LIST

Leon Patterson was named Greenville Business Magazine’s 50 Most Influential people in Greenville for 2009. The nominees were selected for their important contributions in shaping the community and business landscape of Greenville.

May 3, 2010

To Our Shareholders:

For the quarter ended March 31, 2010, the Company reported a net loss of $5.3 million, compared to a net loss of $10.1 million for the quarter ended December 31, 2009. Similar to the previous quarter, the net loss in the first quarter 2010 was driven primarily by the higher level of provision for loan losses to address the credit quality of the loan portfolio and related declines in commercial real estate collateral values. The first quarter 2010 net loss is in comparison to net income of $2.0 million in the first quarter 2009.

As you know from our previous letters, we have been working very hard to deal with the impact of the extended recession of the past two years, and we believe that we have made substantial progress. When we adopted our Strategic Project Plan in June 2009 we projected continuous improvement in our financial results, and our hard work is paying off. Our financial results have improved each quarter since we reported our loss for the quarter ended June 30, 2009. Many believe the recession officially ended in 2009, and we are now seeing signs of improvement in the overall economy. We are optimistic an improving economy will help our borrowers recover and therefore continue the improving trend in our financial results.

The banking industry has been severely affected by the challenging economic environment. We are monitoring our loan portfolio very carefully and continue to work proactively with our borrowers to obtain repayment of their loans. Our recovery is directly linked to the ability of our borrowers to repay their loans. In addition, given the losses incurred in this economic cycle, we have been working diligently on the planning to raise additional capital by issuing common stock, preferred stock, or a combination of both. Currently, our plan is to raise additional capital in the next few months. However, the Board of Directors has not yet determined the terms of an offering.

Your management team and all of the employees of the Company come to work every day focused on the “reinvention of The Palmetto Bank” to address the issues that resulted in our poor financial performance over the past twelve months and to adapt to the rapidly changing financial services industry. As we said in our last letter, we are absolutely dedicated to addressing the issues we face as quickly as possible to return The Palmetto Bank to a position of strength. Additional capital, combined with an improving economy, will clearly accelerate our road to recovery and return to profitability in the post-recession environment. Creating long-term shareholder value remains a critically important element of our corporate mission, and we continue to take value generating actions to reposition the Company in the post-recession environment.

We are committed to transparent communication about your Company, particularly in these times of uncertainty. Please do not hesitate to contact either one of us, or any other employee of the Company, with questions or concerns about your Company. These are trying times in the banking industry, and we know that you pose your questions and concerns because you care – you care about your Company, our employees, our customers, and the communities we serve.

Our annual meeting of shareholders is scheduled for June 22, 2010 at the corporate headquarters in Greenville. The proxy statement relating to the meeting will be mailed to our shareholders in the next few weeks. We look forward to meeting with you at the annual meeting. Thank you for your continued patience and loyal support.

Sincerely,

Leon Patterson	Sam Erwin
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2010	December 31, 2009	March 31, 2009
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$156,984	$188,084	$67,992

Total cash and cash equivalents	156,984	188,084	67,992

FHLB stock, at cost	7,010	7,010	7,010
Investment securities available for sale, at fair value	115,893	119,986	117,961
Mortgage loans held for sale	1,121	3,884	11,562

Loans, gross	1,010,247	1,040,312	1,156,362
Less: allowance for loan losses	(28,426)	(24,079)	(12,606)

Loans, net	981,821	1,016,233	1,143,756

Premises and equipment, net	30,225	29,605	28,794
Goodwill, net	3,691	3,691	3,691
Accrued interest receivable	4,221	4,322	5,491
Real estate acquired in settlement of loans	28,867	27,826	6,771
Income tax refund receivable	738	20,869	—
Other	17,892	14,440	10,542

Total assets	$1,348,463	$1,435,950	$1,403,570

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$139,454	$142,609	$131,205
Interest-bearing	989,159	1,072,305	1,037,149

Total deposits	1,128,613	1,214,914	1,168,354

Retail repurchase agreements	21,417	15,545	21,105
Commercial paper (Master notes)	18,948	19,061	23,222
Other short-term borrowings	—	—	15,403
Long-term borrowings	96,000	101,000	52,000
Convertible debt	380	—	—
Accrued interest payable	1,528	2,020	1,853
Other	10,599	8,395	4,083

Total liabilities	1,277,485	1,360,935	1,286,020

Shareholders’ equity
Preferred stock - par value $0.01 per share	—	—	—
Common stock - par value $5.00 per share	32,295	32,282	32,260
Capital surplus	2,677	2,599	2,373
Retained earnings	41,802	47,094	89,173
Accumulated other comprehensive loss, net of tax	(5,796)	(6,960)	(6,256)

Total shareholders’ equity	70,978	75,015	117,550

Total liabilities and shareholders’ equity	$1,348,463	$1,435,950	$1,403,570

Consolidated Statements of Income

(dollars in thousands) (unaudited)

	For the three month periods ended
	March 31, 2010	December 31, 2009	March 31, 2009
Interest income
Interest earned on cash and cash equivalents	$67	$81	$6
Dividends paid on FHLB stock	4	7	—
Interest earned on investment securities available for sale
U.S. Treasury and federal agencies (taxable)	7	6	—
State and municipal (nontaxable)	385	398	429
Collateralized mortgage obligations (taxable)	613	645	841
Other mortgage-backed (taxable)	198	209	263
Interest and fees earned on loans	13,605	14,362	16,027

Total interest income	14,879	15,708	17,566

Interest expense
Interest paid on deposits	3,563	4,582	4,712
Interest paid on retail repurchase agreements	14	15	13
Interest paid on commercial paper	10	15	15
Interest paid on other short-term borrowings	—	—	77
Interest paid on long-term borrowings	493	487	371

Total interest expense	4,080	5,099	5,188

Net interest income	10,799	10,609	12,378

Provision for loan losses	10,750	17,225	2,175

Net interest income (loss) after provision for loan losses	49	(6,616)	10,203

Noninterest income
Service charges on deposit accounts, net	1,950	2,218	1,884
Fees for trust and investment management and brokerage services	651	610	534
Mortgage-banking	620	451	865
Automatic teller machine	303	375	300
Merchant services	794	246	278
Investment securities gains	8	—	2
Other	614	725	568

Total noninterest income	4,940	4,625	4,431

Noninterest expense
Salaries and other personnel	6,135	6,031	5,915
Occupancy	1,171	1,026	916
Furniture and equipment	967	767	883
Loss (gain) on disposition of premises, furniture, and equipment	5	(4)	55
FDIC deposit insurance assessment	715	723	454
Mortgage-servicing rights portfolio amortization and impairment	191	232	414
Marketing	295	214	368
Real estate acquired in settlement of loans writedowns and expenses	1,012	1,689	29
Other	2,832	2,950	2,483

Total noninterest expense	13,323	13,628	11,517

Net income (loss) before provision (benefit) for income taxes	(8,334)	(15,619)	3,117

Provision (benefit) for income taxes	(3,042)	(5,566)	1,123

Net income (loss)	$(5,292)	$(10,053)	$1,994

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the SEC’s Internet site (http://www.sec.gov).